EXHIBIT 14

Letter from Our Chairman and Chief Executive Officer

I am pleased to present PepsiCo’s refreshed Global Code of Conduct. Our Code has been updated to provide more specific information, but its basic principles and our values remain unchanged. Our Code continues to be a declaration of the highest standards of ethics and integrity in all that we do, uniting all of us at PepsiCo with one set of values that guide our daily decisions and actions.

Our Code defines how we do business the right way – guided by Performance with Purpose, our commitment to sustainable growth. It describes the “purpose” behind our performance and is designed to help us meet our obligations, show respect to one another in the workplace and act with integrity in the marketplace.

I encourage you to carefully read our Code and refer to it often for guidance. PepsiCo’s outstanding reputation rests on how each of us conducts ourselves and how we conduct ourselves collectively as a company. Nothing is more important to PepsiCo, to me personally, and I hope to each of you, than preserving PepsiCo's good name by embracing the principles of our Code of Conduct.

Indra K. Nooyi
Chairman and Chief Executive Officer

This version of our PepsiCo Global Code of Conduct is a text-only version without graphics or images. To download a full copy of our Global Code of Conduct booklet with graphics and images, visit www.pepsico.com and look for the Global Code of Conduct section.

PepsiCo Values
Our Commitment
To deliver sustained growth through empowered people
acting with responsibility and building trust

Guiding Principles
We must always strive to:
Care for our customers, consumers and the world we live in
Sell only products we can be proud of
Speak with truth and candor
Balance short term and long term
Win with diversity and inclusion
Respect others and succeed together

Table of Contents

The Purpose Behind Our Performance
Doing Business the Right Way	2
Responsibility for Our Code	2
Your Personal Responsibilities
Follow Our Code	2
Lead by Example	2
Seek Guidance and Report Concerns	2
Speak Up	3
Non-Retaliation	3
Respect in Our Workplace
Diversity and Inclusion	3
Human Rights	3
Anti-Discrimination	4
Anti-Harassment	4
Health and Safety	4
Substance Abuse	4
Anti-Violence	4
Integrity in Our Marketplace
Product Quality	5
Responsible Marketing	5
Our Customers	5
Our Suppliers	5
Our Competitors	5
Community Involvement	6
Ethics in Our Business Activities
Conflicts of Interest	6
Anti-Corruption	7
Anti-Bribery	7
Anti-Money Laundering	8
International Trade Controls	8
Political Activities	8
Business Gifts	8
Responsibility to Our Shareholders
Accurate Business Records	9
Public Disclosures	9
Records Management	9
Audits and Investigations	9
Company Resources	9
Fraud	10
Confidential Information	10
Insider Trading	10
Privacy	11
External Communications	11
Intellectual Property	11
Email, Internet and Information Systems	11
Administering Our Code
The Global Compliance and Ethics Department	12
Investigating Misconduct	12
Disciplinary Actions	12
Our Code is Not a Contract	12
Issuance of and Amendments to Our Code	12
Acknowledgement	12
Disclosure of Waivers	12
Speak Up	13

The Purpose Behind Our Performance

Doing Business the Right Way

Our Code is the “purpose” behind our performance.

At PepsiCo, we believe acting ethically and responsibly is not only the right thing to do, but also the right thing to do for our business.

Our PepsiCo Global Code of Conduct (our “Code”) is our roadmap and compass for doing business the right way. Put simply, you do business the right way when you act ethically and consistently with our Values, our Code, our policies and the law.

Each of us is expected to embrace the principles of our Code and:

•	Show respect in the workplace

•	Act with integrity in the marketplace

•	Ensure ethics in our business relationships

•	Perform work responsibly for our shareholders

Our Code is at the center of everything we do. It reinforces our core Values and is the foundation of our strategic mission of Performance with Purpose – in fact, it is the purpose behind our performance.

Responsibility for Our Code

Our Code applies to every employee, and to our Board of Directors; it governs every business decision we make.

Our Code governs all our decisions and actions, whether in our offices, plants or warehouses, in the Boardroom or in the trade selling our products to customers.

Our Code applies to:

•	All PepsiCo employees around the world (including employees of our subsidiaries)

•	Members of the PepsiCo Board of Directors when they act in their capacity as directors

•	PepsiCo’s joint ventures over which PepsiCo has management control, and to every employee, officer and director of such joint ventures

PepsiCo’s Global Compliance and Ethics Department (“Global Compliance”) is accountable for promoting, monitoring and enforcing our Code. However, the ultimate responsibility for following our Code and for maintaining PepsiCo’s culture of ethical excellence rests with each one of us individually.

Your Personal Responsibilities

Follow Our Code

All of your work must comply with our Code, our policies, and the law.

Our reputation for acting ethically and responsibly is built one decision at a time, every day, by each of us. Our Code, together with our company policies, gives you the information you need to perform your job ethically. It is your responsibility to know and comply with the policies that apply to the work you do and the decisions you make.

In addition, as a global business, PepsiCo is committed to complying with the laws of the countries in which we operate. Global laws and regulations are complex; however, following our Code and policies will help ensure your compliance with applicable local laws.

Where can I find our company policies?
You can find many of our global, sector, regional and function-related policies on our company intranet sites. You can also ask your manager or Human Resources manager for copies of applicable policies.

Lead by Example

Each of us, especially leaders and managers, must act with integrity and inspire trust.

While all employees are expected to act ethically, each manager and leader at PepsiCo has the increased responsibility of leading by example. We expect our leaders and managers to serve as positive role models and inspire others to embrace our Code by:

•	Rewarding integrity

•	Encouraging ethical decision-making

•	Creating an open work environment where team members feel comfortable raising concerns

•	Preventing retaliation against those who speak up

•	Seeking help in resolving and escalating issues when they arise

We rely on our leaders and managers to reinforce the principles of our Code and Values throughout all levels of our workforce.

What should I do if my manager asks me to perform a task that I believe might violate our Code or a law?
Raise your concerns openly and honestly with your manager. If you are not satisfied with your manager’s response, or otherwise feel uncomfortable speaking to your manager, raise the issue through any other resource listed under “Seek Guidance and Report Concerns”. You should never knowingly violate our Code, a policy or a law simply because a manager directs you to do so or because you failed to ask for guidance.

Seek Guidance and Report Concerns

It is your responsibility to ask questions and raise concerns when compliance issues arise.

The Code, by its very nature, cannot describe every possible situation that you might encounter in your daily work.  If you cannot find an answer in the Code, or if you have questions on how to interpret the Code, seek guidance.  Likewise, if you are aware of something that may be a violation of our Code, our policies or the law, you should speak up and report it so it can be addressed. You have several channels to seek guidance or make a report:

Your immediate manager, next level manager or Human Resources manager: Your managers are excellent resources for guidance or concerns related to many company and job-specific policies and processes, work responsibilities, co-worker issues, discipline disputes, promotion opportunities, and issues related to the work environment.

Global Compliance or the Law Department: For issues involving actual or potential Code or legal violations, you are encouraged to seek guidance or raise concerns to Global Compliance or the Law Department. Some examples of these issues include:

•	Accounting or auditing irregularities or misrepresentations

•	Fraud, theft, bribery and other corrupt business practices

•	Antitrust or insider trading violations

•	Significant environmental, safety or product quality issues

•	Illegal discrimination or harassment

•	Actual or potential conflicts of interest

•	Guidance on any national, regional, tribal, state or municipal legal requirements that apply to our company or to your job

For contact information for Global Compliance, please see Page 12 of our Code.

In addition to the resources listed above, you can ask questions, raise concerns or make reports of suspected compliance violations by calling Speak Up, PepsiCo’s ethics hotline.

How do I know when I should seek guidance?
If something does not feel right, then it might not be the right thing to do. Ask yourself:

•	Am I sure this course of action is legal? Is it consistent with our Values, Code and policies?

•	Could it be considered unethical or dishonest?

•	Could it hurt PepsiCo’s reputation? Put our company at risk? Cause our company to lose credibility?

•	Will this hurt other people? Employees? Customers? Consumers? Investors?

•	Will it reflect poorly on me or PepsiCo? How would it look on the front page of the newspaper?
If you are unsure about the answers to any of these questions, you should seek additional guidance in making the right decision.

Speak Up

You can contact Speak Up by phone or by web.

Speak Up is a 24-hour, toll-free ethics hotline available to all PepsiCo employees, suppliers, consumers, contractors, subcontractors and agents to ask questions or to raise concerns about compliance or business ethics.

The Speak Up line is available anywhere in the world:

•
By phone using a special toll-free telephone number based on the country from which you are calling.  In the United States call 1-866-729-4888.  For a list of international country phone numbers, see our Speak Up section at the end of our Code

•	By web available at www.tnwgrc.com/PepsiCoSpeakUp

To assist PepsiCo in investigating your report, you are encouraged to communicate all of the information you feel comfortable providing. The information will be kept confidential, except as needed to conduct a full, fair investigation. You may remain anonymous if you so choose, except where restricted by local law. Your identity, phone number or IP address will not be recorded or included in any report that is provided to PepsiCo. What matters is what is being reported, not who reports it.

Note: Due to local privacy laws in certain countries and the European Union region, the Speak Up line may permit only specific types of calls, such as accounting, financial, auditing and bribery matters. In those countries, contact your Human Resources manager to report other issues.

What happens when I contact the Speak Up Line?
Speak Up calls are answered by an independent third party with expertise in handling hotline calls. An Interview Specialist will ask you questions and send a report to Global Compliance for a confidential review.  Appropriate professionals designated by Global Compliance will investigate concerns, and, if warranted, remedial actions will be taken.

Non-Retaliation

You will not be retaliated against for raising concerns.

PepsiCo is committed to protecting the rights of those individuals who report issues in good faith. Our company will not retaliate against a person who in good faith:

•	Reports what he or she believes is a violation of our Code, our policies, or the law

•	Raises a compliance question or seeks advice about a particular business practice, decision or action

•	Cooperates in an investigation of a potential violation

Retaliation against an employee for reporting an issue in good faith is itself a violation of our Code. If you know or suspect that retaliation has occurred or is occurring, you should report it.

Respect in Our Workplace

Our Purpose
One of the guiding principles of PepsiCo’s Values is to respect others and succeed together. Our success can be achieved only when we treat everyone, both within and outside our company, with respect. Respect in the workplace, along with individual excellence and collaborative teamwork, is how we will accomplish our goals.

Diversity and Inclusion

Each of us must respect the diversity, talents and abilities of others.

At PepsiCo, we define “diversity” as all the unique characteristics that make each one of us: personalities, lifestyles, thought processes, work experiences, ethnicity, race, color, religion, gender, gender identity, sexual orientation, marital status, age, national origin, disability, veteran status or other differences. We strive to attract, develop and retain a workforce that is as diverse as the markets we serve, and to ensure an inclusive work environment that embraces the strength of our differences.

You play an important role in creating a work environment in which employees and business partners feel valued and respected for their contributions. You promote diversity and inclusion when you:

•	Respect the diversity of each other’s talents, abilities and experiences

•	Value the input of others

•	Foster an atmosphere of trust, openness and candor

We will better understand the needs of our consumers and foster innovation if each of us embraces diversity and inclusion in all aspects of our business.

Human Rights

Always be alert to possible human rights violations.

PepsiCo recognizes the importance of maintaining and promoting fundamental human rights in all of our operations and throughout our supply chain. Our Values, Code, talent sustainability strategies and employment policies work together to support the principles contained in the United Nation’s Universal Declaration of Human Rights and the International Labor Organization Fundamental Principles and Labor Standards. We operate under programs and policies that:

•	Provide fair and equitable wages, benefits and other conditions of employment in accordance with local laws

•	Recognize employees’ right to freedom of association

•	Provide humane and safe working conditions

•	Prohibit forced or child labor

•	Promote a workplace free of discrimination and harassment

We expect our suppliers and business partners to uphold these principles as well. Our Supplier Code of Conduct and Supplier Assurance

Program are tools we use to minimize the risk of human rights abuses throughout our supply chain.

Always check your work-related actions to ensure that they do not violate or contradict any of the basic human rights principles noted above. If you suspect a human rights abuse within our operations or supply chain, speak up and report it.

See our Human Rights Policy.

Anti-Discrimination

You should never discriminate or deny equal opportunity.

Each of us should have the opportunity to reach our full potential and contribute to PepsiCo’s success. To accomplish this, you should never discriminate or treat employees or job applicants unfairly in matters that involve recruiting, hiring, training, promoting, compensation or any other term or condition of employment.

Your employment decisions regarding employees and applicants must always be based on merit, qualifications and job-related performance, without regard to non-job-related characteristics such as:

•	Race, color, ethnicity, or national origin

•	Gender or gender identity

•	Sexual orientation

•	Age

•	Religion

•	Disability

•	Veteran status

•	Any other legally protected status

Making employment decisions based on any of these personal characteristics is always against our policies and is illegal under the laws of many countries. You must always act fairly and give qualified individuals the chance to develop their abilities and advance within our company.

Anti-Harassment

You must not harass others in our workplace.

PepsiCo seeks to provide a work environment that is free from harassment of any kind and/or any other offensive or disrespectful conduct. Our company complies with all country and local laws prohibiting harassment, and our Code prohibits harassment in the workplace.

Harassment includes unwelcome verbal, visual, physical or other conduct of any kind that creates an intimidating, offensive or hostile work environment. While the legal definition of harassment may vary by jurisdiction, we consider the following non-exhaustive list to be unacceptable behavior:

•	Sexual harassment

•	Offensive language or jokes

•	Racial, ethnic, gender or religious slurs

•	Degrading comments

•	Intimidating or threatening behavior

•	Showing hostility towards others because of individual characteristics

You should never act in a harassing manner or otherwise cause your co-workers to feel uncomfortable in their work environment. It is important to remember that harassment, sexual or otherwise, is determined by your actions and how they impact others, regardless of your intentions. If you or someone else is the subject of discrimination or harassment, speak up and report it.

See our Global Anti-Harassment/Discrimination Policy.

What is sexual harassment?
Sexual harassment may consist of verbal, visual or physical conduct of a sexual nature that is unwelcome or that makes someone feel uncomfortable. It can take

•	Sexual advances, requests for sexual favors or unwelcome demands for dates

•	Sexually oriented jokes, pictures, text or email messages

•	Explicit or degrading comments about appearance

•	Display of sexually suggestive pictures or pornography

Health and Safety

No matter where you work or what you do for our company, you are expected to put safety first.

We are committed to safeguarding the health and safety of our employees, visitors, contractors, consumers and communities. Our health and safety policies and procedures are designed to help you to work safely, whether at our facilities, in the marketplace or on the roadways. You should always speak up and raise a concern if you:

•	Are asked to do a task you consider unsafe

•	Are asked to do a job you think you are not properly trained to perform and that may harm you or others

•	See someone performing a task that you think is unsafe or that the person is not properly trained to do

•	Suspect that a vehicle or piece of equipment is not operating properly and may be unsafe

•	Observe or are made aware of an unsafe condition or a potential danger to yourself or others

Safety is everyone’s responsibility—you must insist that work be performed safely, no matter what your job is.

See our Occupational Health and Safety Policy.

Substance Abuse

You should not work under the influence of alcohol or drugs.

If you work under the influence of drugs or alcohol, you pose an unacceptable safety risk to yourself and others. Drugs may include illegal drugs, controlled substances or misused prescription medication. You are expected to perform your job duties free from the influence of any substance that could impair job performance. We therefore prohibit:

•	Working under the influence of alcohol, illegal drugs or controlled substances on or off PepsiCo premises

•	Possessing, selling, using, transferring or distributing illegal drugs or controlled substances while working or on the premises

•	Working while impaired by a lawful prescription medication or over-the-counter drug

If you have a drug or alcohol problem, you are encouraged to seek assistance. Contact your Human Resources manager to learn of applicable assistance programs in your region.

Anti-Violence

You must never threaten anyone or display violent behavior in our workplace.

PepsiCo’s safety programs include a zero-tolerance policy for workplace violence.  You are prohibited from engaging in any act that could cause another individual to feel threatened or unsafe. This includes verbal assaults, threats or any expressions of hostility, intimidation, aggression or hazing.

Our company also prohibits the possession of weapons in the workplace. To the full extent permitted by local law, this prohibition extends to company parking lots as well as our facilities.  Our zero-tolerance policy for workplace violence applies to behavior on company premises, as well as to the behavior of our employees engaged in PepsiCo business anywhere in the world outside of our premises.

Don’t delay- speak up and report threats or potential violence immediately to location management.

See our Workplace Violence Policy.

Integrity in Our Marketplace

Our Purpose
We should treat all those in the marketplace with whom we come into contact with fairness and integrity. This includes our consumers who purchase our products, our customers who sell our products, the communities we serve, as well as our competitors and our suppliers. Underlying this commitment to integrity is our obligation to comply with all applicable laws wherever we do business.

Product Quality

You should never compromise product quality.

We are committed to producing high quality products across all of our brands. We maintain consumer trust by manufacturing superior products, starting with the purchase of our raw ingredients and continuing until the finished product reaches the consumers’ hands. We are also committed to developing new products in an ethical and responsible manner, and to following applicable ethical standards and guidelines relating to research.

If you are involved in any aspect of developing, handling, packaging or storing our products, you are expected to:

•	Know the product quality standards, policies, and procedures that apply to the products produced at your location

•	Follow good manufacturing practices and testing protocols

•	Comply with all applicable food safety laws and regulations

It is important to always be alert for situations that could compromise our products. If you see something that could negatively affect the quality of a PepsiCo product, speak up and report it immediately.

See our Food Safety Policy.

Responsible Marketing
If you are involved in marketing, always market our products responsibly.

Our brands touch millions of lives each day. Our product marketing must reflect our company’s high ethical standards, and be truthful, understandable and in compliance with all laws. If you are involved in marketing, you should never:

•	Overstate or misrepresent the qualities of our products or packaging

•	Use misleading or untruthful statements in our advertising or labels

•	Make claims about our products, product ingredients, or health effects without adequate substantiation and proper legal clearance

You must ensure our marketing programs conform to applicable laws and regulations as well as applicable policies of your sector or function, including our guidelines relating to marketing to children.

See our Statement on Marketing to Children.

Our Customers

We must treat our customers fairly.

Integrity in the marketplace requires each of us to treat our customers ethically, fairly, and in compliance with all applicable laws. When dealing with our customers, you should always:

•	Earn their business on the basis of our superior products, customer service and competitive prices

•	Present our services and products in an honest and forthright manner

•	Avoid unfair or deceptive trade practices

•	Communicate our sales programs clearly

•	Deliver on your promises

Our contracts with customers must always reflect the importance and value we place on their business. All customer sales and trade spending agreements should be in writing and conform to our policies.

See your sector or region Trade Spend Policy.

Are there any restrictions on signing “side letters” at a customer’s request?
You should never sign any side letter or any other document that modifies or interprets an existing customer agreement that relates to customer payments or that waives customer performance without the prior review and approval of the Law Department.

Our Suppliers
All interactions with our suppliers must meet our high ethical standards.

We hold our suppliers to the same standards of integrity to which we hold ourselves. An unethical or illegal act of a supplier may hurt PepsiCo’s reputation as a world-class company and cause a loss of goodwill in the communities we serve. Therefore, all suppliers must comply with our Supplier Code of Conduct as a condition of doing business with us. Our suppliers include any third-party vendor, consultant, contractor, service provider or supplier of raw materials, ingredients or packaging components.

Putting Supplier Due Diligence Into Practice
When selecting and retaining suppliers, you should:

•	Follow our applicable bidding, negotiating and contracting processes

•	Perform appropriate due diligence to determine that the supplier is a legitimate enterprise, with a reputation for integrity and ethical behavior, that does not engage in unlawful activities

•	Avoid potential or actual conflicts of interest with suppliers

If you are responsible for selecting a supplier, you should base decision on merit, quality of service and reputation.

See our Supplier Code of Conduct, our Human Rights Policy and our Conflicts of Interest Policy.

Our Competitors
Always compete with integrity and follow applicable antitrust and competition laws.

PepsiCo is committed to outperforming our competitors legally and ethically within the framework of a free enterprise system. Therefore, you should:

•	Never comment on competitors’ products or services in an inaccurate or untruthful manner

•	Only use legitimate means of obtaining competitive information

•	Respect the confidential information and intellectual property rights of our competitors and other third parties

•	Always comply with antitrust and competition laws

When dealing with competitors, you should never enter into any agreement, whether formal or informal, written or verbal, to set prices or other terms of sale, coordinate bids, allocate customers, sales territories, or product lines, or engage in any other activity that violates applicable antitrust or competition laws. You should never discuss such topics with a competitor, even in an informal setting such as a trade show or customer event.

It is also important to avoid activities that may appear to violate antitrust or competition laws. For example, all written communications referring to our competitors should be business appropriate in tone and refrain from language that could be construed as encouraging anti-competitive behavior.

Violations of antitrust or competition laws may result in severe legal penalties for our company and criminal charges for the individuals involved. Competition laws are complex and vary by country. For guidance, you should consult the Law Department. If you suspect an antitrust violation, speak up and report it.

See your sector, region or country Antitrust or Competition Policy.

How can I legitimately obtain competitive intelligence?
Competitive intelligence can be obtained fairly and ethically from publicly available sources, such as media reports, trade journals, annual reports, governmental filings, speeches of company executives, and from customers in the context of meeting competitive offers. Competitive intelligence should never be obtained through misrepresentation, trespassing, theft, invasion of privacy or obtaining information from co-workers about previous employers.

Community Involvement

Performance with Purpose drives sustainable growth.

PepsiCo’s role in the communities it serves is guided by the principles of Performance with Purpose. Performance with Purpose has four components—Performance, and Human, Environmental, and Talent Sustainability.

•	Performance: delivering financial results and ensuring long-term profitable growth

•	Human: providing customers with a variety of product choices to help them lead balanced and healthier lives

•	Environmental: protecting the earth’s natural resources through innovation and efficiency in our operations

•	Talent: investing in our associates to develop their talents and skills while creating employment opportunities in our communities

You can help us invest in our local communities by hiring local people, creating products that cater to local tastes, protecting natural resources and partnering with local farmers, governments and community groups.

PepsiCo is committed to delivering long-term profitable growth by investing in a healthier future for people and our planet.
We operate based on the principle “what is good for business must always be good for society.”

See our Sustainability Report.

Ethics in Our Business Activities

Our Purpose
Our Code requires each of us to make ethical business decisions and to avoid conflicts of interest. Permitting corruption in our business activities is completely inconsistent with PepsiCo’s focus on doing business the right way. Our commitment to integrity extends into all of our business relationships and to all interactions with government officials.

Conflicts of Interest

You should avoid a conflict, or an appearance of a conflict, between your personal interests and our company’s interests.

Our company’s conflicts of interest policy is straightforward—we all have an obligation to act in the best interest of our company at all times. Conflicts of interest may arise when you, a family member or a friend:

•	Engage in activities that compete with, or appear to compete with, our company’s interests

•	Let your business decisions be influenced, or appear to be influenced, by personal or family interests or friendships

•	Use company property, information or resources for personal benefit or the benefit of others

•	Hire, supervise or have a direct or indirect line of reporting to a family member or someone with whom you have a romantic relationship

•	Have outside employment that negatively affects your job performance or interferes with your PepsiCo responsibilities

•
Receive any personal or financial benefit from, have a financial interest in, provide services to or work for a supplier, customer or competitor or a company that seeks to do business with us. (You may, individually, own stock of less than one percent (1%) of suppliers, customers, or competitors, provided that you own such stock through a publicly traded mutual fund or bank investment portfolio)

Who is considered to be a “family member” under the Code?
A family member can be any of the following: spouse, domestic partner, parent, sibling, child, grandparent, grandchild, niece or nephew, aunt or uncle, cousin, stepchild, or in-law. It can also be anyone living in your household, or anyone you are dependent upon or anyone dependent upon you or one of your relatives. Remember, potential conflicts are not limited to just relationships with relatives or family members. Conflicts of interest may arise with anyone with whom you have a friendship or personal relationship.

You must disclose potential conflicts of interest to our company.

If at any time in your employment you think that you may have a potential or actual conflict of interest, you have an obligation to disclose the conflict promptly to our company. Many times conflicts can be resolved by an open and honest discussion. Certain material conflicts may require the acknowledgement of your confidentiality obligations, reassignment of roles, or recusal from certain business decisions.

You must disclose any actual or potential conflict to PepsiCo by doing the following:

•
Check with Global Compliance or your local controller to submit your disclosure through the proper channels established by your sector or region. If you are unsure about who to contact, you can also disclose your potential conflict by sending an email to PepsiCoComplianceDisclosures@pepsico.com.

•
If you are subject to our annual online Code of Conduct training, you must also disclose your potential conflict of interest at the end of the training course when prompted to do so. You should continue to disclose such circumstances each year in your annual Code training if the potential conflict is ongoing.

Remember, having a conflict of interest is not necessarily a Code violation, but failing to disclose it is.

See our Conflicts of Interest Policy and Policy on Executives Serving as Directors of Other Public Entities.

Putting Conflict of Interest Concepts into Practice
To determine if you have a conflict of interest that should be disclosed, ask yourself these questions:

•	Do my outside interests influence, or appear to influence, my ability to make sound business decisions?

•	Do I stand to benefit from my involvement in this situation? Does a friend or relative of mine stand to benefit?

•	Could my participation in this activity interfere with my ability to do my job?

•	Is the situation causing me to put my own interests ahead of PepsiCo’s interests?

•	If the situation became public knowledge, would I be embarrassed? Would PepsiCo be embarrassed?

Anti-Corruption

Your business decisions should never be influenced by corruption.

Corrupt arrangements with customers, suppliers, government officials, or other third parties are strictly prohibited. “Corruption” generally refers to obtaining, or attempting to obtain, a personal benefit or business advantage through improper or illegal means. Corruption may involve payments or the exchange of anything of value and includes the following activities:

•	Bribery (bribery of a government official or commercial bribery)

•	Extortion

•	Kickbacks

Corrupt activities are not only a Code violation, they can also be a serious violation of criminal and civil anti-bribery and anti-corruption laws in various countries. Should you become aware of any potential or actual corrupt arrangement or agreement, speak up and report it.

What is “anything of value”?
Corruption may involve the exchange of “anything of value.” “Anything of value” is very broad and could include goods, services or merchandise, such as gift cards, event tickets, retail certificates, entertainment, travel perks, use of vacation homes, free airfare or accommodations, special favors or privileges, donations to designated charities, discounts, free personal services, financial or property loans, co-signing of a loan or mortgage, or a promise of future employment.

What is a “Kickback”?
A kickback is a form of corruption that involves two parties agreeing that a portion of sales or profits will be improperly given, rebated or kicked back to the purchaser in exchange for making the deal.   For example, a kickback might involve a supplier who offers a PepsiCo associate a monthly payment equaling 5% of PepsiCo’s purchases as an inducement to the associate to retain the supplier’s services.  Kickbacks, like other forms of corruption, are unethical and prohibited under our Code, policies and the law.

Anti-Bribery
You must comply with all anti-bribery laws.

No matter where in the world you work, there is an anti-bribery law or policy that applies to you. Most countries have anti-bribery laws that prohibit bribing a government official. Under some countries’ laws, such as the United Kingdom’s Bribery Act, bribing anyone (called “commercial bribery”) is also a crime. In addition, all PepsiCo employees regardless of personal location or place of business must comply with the U.S. Foreign Corrupt Practices Act (“FCPA”). The FCPA makes bribery of government officials a crime and applies wherever PepsiCo conducts business.

To comply with anti-bribery laws, no employee should ever offer, directly or indirectly, any form of gift, entertainment or anything of value to any government official or his or her representatives to:

•	Obtain or retain business,

•	Influence business decisions, or

•	Secure an unfair advantage
These prohibitions apply to our business operations and to anyone acting on our behalf, including agents, consultants, suppliers, and contractors

Putting Responsibility for Agents into Practice
When working with consultants or other third parties who deal with governments on our behalf, it is critical that you ensure that our agents never violate anti-bribery laws. You should be aware of certain “red flags” that may indicate a risk of bribery, including: the country’s reputation for corruption; a request that we pay the consultant in cash or via an unknown third party; consulting fees that are out of proportion to the work being done; or a lack of communication or transparency in your relationship with the consultant or with respect to the work being done.

A “government official” includes a person who works for or is an agent of a government-owned or government-controlled entity. For purposes of anti-bribery laws, government officials include elected and appointed officers or employees of national, municipal or local governments (including individuals holding legislative, administrative and judicial positions), officials of political parties and candidates for political offices, and employees of a government or a state-controlled company.

What are examples of a “government official” under anti-bribery laws?
“Government officials” may include:

•	Government employees of environmental, licensing, tax and custom agencies, commissions or departments

•	Representatives of public international organizations, such as the World Bank

•	Mayors or other local city officials who issue permits

•	Members of law enforcement, including the military, local police and other enforcement agencies

•	Purchasing managers of government-run airlines, universities, school systems or hospitals

•	Members of royal families

•	Employees of companies that are owned by the government

•	Employees of public international charities such as UNICEF

Not all government payments are problematic. For example, payments may be made to a government entity in the normal course of business, such as to pay taxes or when the government entity is a customer or supplier. However, any payment to a specific government official is risky, particularly if the payment is discretionary.

All payments and gifts to, and entertainment of, government officials should be pre-approved by the Government Affairs or Law Department. The need for prior approval applies even if local law permits minimal

“facilitating” payments to government officials to expedite or ensure routine actions—such as issuing licenses, permits or visas. All payments, both direct and indirect, made to government officials must be accurately recorded in our books and records.

If you are unsure whether you might be dealing with a government official, or have any other questions on complying with anti-bribery laws, you should contact the Government Affairs or Law Department for guidance. Always speak up and report any suspected bribery activity.

See our Global Anti-Bribery Compliance Policy.

Anti-Money Laundering

If you suspect your customer or supplier is engaged in an illegal activity, report it.

PepsiCo complies with all laws that prohibit money laundering or financing for illegal or illegitimate purposes. “Money laundering,” is the process by which persons or groups try to conceal the proceeds of illegal activities or try to make the sources of their illegal funds look legitimate.

You should always ensure that you are conducting business with reputable customers, for legitimate business purposes, with legitimate funds. Check for “red flags” such as requests from a potential customer or supplier for cash payments or other unusual payment terms. If you suspect money laundering activities, speak up and report it.

International Trade Controls

If you are involved in the import or export of goods, you must comply with trade regulations.

As a global company, PepsiCo transfers goods, services and technologies across national borders. Our business transactions are subject to various trade controls and laws that regulate export and import, including:

•	Government-imposed export controls, trade restrictions, trade embargoes, legal economic sanctions and boycotts

•	Anti-boycott laws that prohibit companies from participating in or cooperating with an international boycott that is not approved or sanctioned by the U.S. government

If you are involved in the transfer of goods or services across national borders on behalf of our company or our customers, you must comply with these laws, regardless of where you are located. If U.S. law conflicts with a local trade law, U.S. law may apply. Always consult with the Law Department for proper guidance on this subject.

Political Activities

You are prohibited from using company resources for personal political activities.

PepsiCo encourages its associates to participate in their communities, which may include political activities. However, you may not use company funds or resources, or receive company reimbursement, for those personal political activities, including contributions to political candidates or parties. You should avoid even the appearance of doing so.

On occasion, PepsiCo may communicate information and its corporate opinions on issues of public concern that affect our company. These announcements are not intended to pressure you to adopt certain ideas or support certain causes. Your decisions to contribute your own time or money to any political or community activity are entirely personal and voluntary.

PepsiCo obeys all laws in promoting our company’s position relative to government authorities and in making political contributions. Corporate political contributions are strictly regulated and must always be approved by the PepsiCo Government Affairs Department.

Business Gifts

Business gifts must be lawful, authorized and appropriate.

The practice of giving or receiving a customer’s or supplier’s business gift requires careful consideration by you and your manager. Before any gift is exchanged, you should determine if it is permitted under our Code and policies. Our Gifts Policy and applicable sector or function policies define acceptable business gift practices.

You are prohibited from providing, offering, or receiving any gift that serves to, or appears to, inappropriately influence business decisions or gain an unfair advantage. However, under certain circumstances you may exchange business gifts that are intended to generate goodwill, provided:

•
The gift has a legitimate business purpose, is of nominal value (generally under $75 U.S. dollars or its equivalent), is infrequent and meets all other requirements of our Gifts Policy, Travel and Entertainment Policy and your function or sector gift policies

•	The gift is not cash or a cash equivalent

•	Your division or function does not have a “no gifts” policy in effect

•	The gift is permitted under the laws that apply to the recipient and the recipient of the gift is authorized and permitted to accept the gift

“Business gifts” do not include company-sponsored sales contests or incentive programs. In addition, business hospitality, including meals and entertainment, is not prohibited as long as the nature and frequency of the occasion is reasonable, the occasion involves the active conduct of company business and the business hospitality otherwise complies with our policies.

Gifts to government officials: You should be aware that giving or offering even a simple gift or meal to a government official can be illegal. You should consult with the Law Department or your controller for additional guidance on business gifts.

See our PepsiCo Gifts Policy and our Travel and Entertainment Policy.

What departments or functions have a “no gifts” policy?
Employees who work in our Business Information Solutions (BIS) sector and in our Global Procurement function must follow their respective sector or function “no gifts” policy which prohibits the exchange of gifts of any kind, regardless of value. Always check with your manager, department head or controller to confirm whether or not your department, function or work group has a “no gifts” policy.

What types of gifts are commonly considered as nominal in value?
Gifts that are infrequent and under $75 U.S. dollars or equivalent in most countries are considered nominal. Examples include branded promotional items, such as a t-shirt or hat given as a goodwill gesture to introduce our brands.

Responsibility to Our Shareholders

Our Purpose
Acting with responsibility and transparency goes hand-in-hand with protecting shareholder value. Each employee creates value for our shareholders by putting our company’s interests first, maintaining accurate business records and protecting and properly using company resources, information and property.

Accurate Business Records

Your business records must be accurate and complete.

PepsiCo’s focus on speaking with truth and candor underscores our commitment to accuracy in our company’s books and records. Business records, including our financial statements, contracts and agreements, must always be accurate and reflect a forthright presentation of the facts. No matter what type of document or how insignificant it might seem, the information contained in a business record must always be truthful and complete. Financial records must reflect all components of the financial transactions and events. Likewise, all of your transactions, no matter what the dollar amount, must be properly authorized, executed and recorded.

You are accountable for the accuracy of the business records that you handle in the normal course of business. You should never:

•	Falsify, omit, misstate, alter or conceal any information or otherwise misrepresent the facts on a company record

•	Encourage or allow anyone else to compromise the accuracy and integrity of our records

If you notice an inaccuracy in a company record, or a failure to follow our internal control processes, you must promptly speak up and report it.

See your sector or region Financial Policies.

What is meant by “business records?”
“Business records” include any document, or communication in paper or electronic form that is maintained in the course of business. This covers a wide variety of information, including: presentations, spreadsheets, payroll documents, time cards, attendance records, legal agreements, information in filings with governmental agencies, inventory records, invoices, purchase orders, market research tests, lab tests, quality control tests, travel and expense reports, inspection records, transportation logs, hazardous material records, accident reports, and business plans.

Public Disclosures

Our financial reporting obligations rely on PepsiCo’s accurate business records.

Our investors and the general public rely on our company, and the law obligates us, to accurately report on our business, our earnings and our financial condition. The disclosures we make in our public communications, regulatory disclosures and reports submitted to the U.S. Securities and Exchange Commission and to other governmental agencies must always be full, fair, accurate, timely and understandable.

If you are involved in any aspect of preparing our financial statements, or the certifications on which they rely, you must always follow our financial policies, our system of internal controls and generally accepted accounting principles.

See our Disclosure Policy.

Putting Accurate Financial Information Into Practice
Accurate financial reporting means you should never:

•	Understate or overstate known or estimated liabilities or assets

•	Accelerate or defer costs in violation of generally accepted accounting principles

•	Fail to properly maintain supporting documents for business transactions

•	“Channel stuff,” “trade load” or otherwise inflate or deflate quarterly or annual sales by pulling forward or delaying shipments or intentionally selling larger quantities than the customer needs

Records Management

You should maintain business records in accordance with our Records Management Policies.

A company the size of PepsiCo generates a large volume of records and documents each day. The business records that you work with must be maintained, retained and destroyed in accordance with all legal and regulatory recordkeeping requirements. To manage your business records properly, you should:

•	Comply with our records management policies for all documents, files, electronic records and emails

•	Follow the retention periods specified in the Records Retention Schedule for your sector, country or function

•	Follow the instructions in a “Legal Hold” record retention notification

You should consult the Law Department if you have specific questions about the retention period of a document, or if you have questions concerning the documents referred to in a Legal Hold notification. Destruction of documents subject to a Legal Hold notice, even inadvertently, could expose our company and you to civil and criminal liability.

See your sector or region Records Management Policies and the Record Retention Schedules.

Audits and Investigations

Our auditors and investigators require your full cooperation.

During your employment with PepsiCo, you may be asked to participate in an audit or internal investigation conducted by our internal auditors, external auditors, Global Compliance or the Law Department. When this happens, you are always expected to cooperate fully and communicate honestly.

You may also receive a request for documents or a request to meet with regulators or lawyers in connection with a legal proceeding or government investigation. If you receive such a request, you should immediately contact the Law Department for assistance.

Company Resources

You have an obligation to protect PepsiCo’s resources.

PepsiCo relies on you to use company resources honestly and efficiently. Resources include physical property, such as facilities, supplies, equipment, machinery, spare parts, raw ingredients, finished products, vehicles and company funds. They also include intangible assets, such as company time, confidential information, intellectual property and information systems. You should use company resources only for legitimate business purposes and protect them from theft, loss, damage, or misuse.

The obligation to protect company funds is particularly important if you have spending authority, approve Travel and Entertainment expenses or manage budgets and accounts. You must always:

•	Ensure the funds are properly used for their established purpose

•	Obtain required approval before incurring an expense

•	Accurately record all expenditures

•	Verify that expenses submitted for reimbursement are business-related, properly documented and comply with our policies

If you are aware of company resources being misused, speak up and report it.

See our Travel and Entertainment Policy.

What are some examples of misappropriating company resources?
Taking product or supplies for personal use, charging personal expenses on company credit cards, using company vehicles for unauthorized personal transportation needs, reselling scrap or waste product for your financial gain, or diverting assets through fraud or embezzlement are all examples of misappropriating company resources.

Fraud

You should never compromise honesty and integrity by committing fraud.

You misuse company resources, and commit fraud, when you intentionally conceal, alter, falsify or omit information for your benefit or the benefit of others. Fraud may be motivated by the opportunity to gain something of value (such as meeting a performance goal or obtaining a payment) or to avoid negative consequences (such as discipline). Examples of fraud include:

•	Altering manufacturing numbers to meet productivity goals

•	Presenting false medical information to obtain disability benefits

•	Falsely reporting time worked to earn more pay or to avoid discipline for being late or absent from work

•	Misrepresenting sales or donations of products to obtain unauthorized pricing for a customer

•	Misstating financial information in our company’s books and records

You should also avoid the appearance of fraud. For example, never spend company funds without proper approval. Similarly, never enter into an agreement on behalf of our company unless you are authorized to do so.

Confidential Information

You must protect the confidential information of our company and our business partners.

During your employment, you may acquire certain information about PepsiCo, its customers, suppliers or business partners or another third party that is confidential, competitively sensitive and/or proprietary. You should assume that company information is confidential or competitively sensitive unless you have clear indication that PepsiCo has publicly released the information.

Always take reasonable and necessary precautions to protect any confidential information relating to PepsiCo or another company to which you have access. You should not disclose any confidential business information to anyone outside PepsiCo, even to members of your own family, unless the disclosure is:

•	Properly authorized

•	In connection with a clearly defined, legitimate business need

•	Subject to a written confidentiality agreement approved by the Law Department

Even within our company and among your co-workers, you must only share confidential information on a need-to-know basis.

See our Trade Secrets Policy.

What business information is considered to be “confidential”?
“Confidential information” includes non-public information that, if improperly disclosed, could be useful to competitors or harmful to PepsiCo, our suppliers, our customers, or another third party or material to a reasonable investor’s decision to buy or sell PepsiCo securities or securities of our business partners. For example, earnings, forecasts, business plans and strategies, significant restructurings, potential acquisitions, formulas, pricing, sales information, research, new product development, undisclosed marketing and promotional activity, significant management changes, a change in auditor or the withdrawals of auditor reports, and events regarding PepsiCo securities would all qualify as “confidential information”.

Insider Trading

You may violate the law if you trade stock on “inside information.”

In the course of performing your job, you may learn of certain confidential information that qualifies as “material non-public information” about PepsiCo, one of its customers, suppliers, or business partners or another third party. Information is considered to be “material non-public information” when it:

•	has not been widely disseminated to the public, and

•	is information that a reasonable investor would consider important in making a decision to buy or sell a particular security

You should not disclose material, non-public information to anyone outside our company, including family members and friends. For examples of confidential “material non-public information”, please see “Confidential Information”.

You should not transact in PepsiCo securities or the securities of another company involved with PepsiCo while you have material, non-public information about PepsiCo or that company. This prohibition on trading applies to all transactions in PepsiCo securities, including purchasing or selling PepsiCo securities, exercising options, selling restricted stock units and increasing or decreasing your investment in PepsiCo securities through your 401(k). In addition, you are not permitted to engage in activities that are designed to hedge or offset any decrease in the market value of PepsiCo stock (including purchasing financial instruments such as prepaid variable forward contracts, collars, exchange funds or equity swaps or engaging in short sales). You also may not hold PepsiCo securities in a margin account or pledge PepsiCo stock or PepsiCo stock options as collateral for a loan or otherwise.

I don’t work with stocks or securities in my job. Do prohibitions on insider trading apply to me?
Yes, anyone with knowledge of confidential, material information can violate inside trading laws if they disclose material non-public information to third parties who may then trade stock based on that information or if they themselves trade stock based on that information.  Even during casual conversations with family and friends, you must exercise caution and not disclose any of our company’s confidential information.

Privacy

If you have access to personal information, keep it private and protected.

If you have access to personally identifiable data of our employees, Board of Directors, our suppliers, contractors or customers or the systems that maintain it, you must comply with all applicable policies and laws regarding the collection, use and disclosure of personally identifiable data. You should:

•	Only access personal information for legitimate business purposes

•	Securely store and dispose of personal information

•	Transmit—securely via encryption—personal information only to authorized parties who are obligated to protect its confidentiality

•	Promptly report any possible privacy breaches or security risks to the Law Department

Many countries have laws and directives that regulate the exchange of certain personal information of our employees across country borders. We abide by the privacy laws that are in effect in the countries in which we conduct business. Consult with the Law Department if you are involved in a project in which you may be required to transfer personally identifiable information outside of its country of origin.

See our Personal Information Privacy Policy.

What personal information does PepsiCo protect?
Examples of personal information that must be protected include residential addresses and non-business related phone numbers, government-assigned identification numbers, salary and other compensation information, performance records and information relating to banking, benefits, leaves of absence and medical history.

External Communications

You are not authorized to speak on behalf of our company.

If you are contacted and asked to discuss company business with any members of the press, investors or market analysts, do not provide any information. Instead, you should politely advise the outside party that you are not authorized to discuss the subject, and refer them to the spokespeople designated in our Media Interaction Policy and our Disclosure Policy for your sector or region.

Similarly, when using social media you should be clear that you do not speak on behalf of the company. You should always:

•	State that the materials and opinions you are posting are yours and not the company’s

•	Take every possible precaution to ensure that you are not disclosing any confidential information about PepsiCo

•	Refrain from using any PepsiCo or third party logos or trademarks without express permission

See our Media Interaction Policy, Disclosure Policy and Social Media Policy.

What are some examples of social media use that violates our policies?
When using social media, whether outside of or at work or in connection with your work, you should never post photos, images, videos or audio clips of our facilities; never use PepsiCo logos, trademarks or copyrighted materials without permission; never represent or leave the impression that the views you express are the views of our company.

Intellectual Property

Always use our trademarks and other intellectual property properly.

Our intellectual property is an invaluable asset that must be protected at all times. Intellectual property includes our trademarks, brands, package designs, logos, copyrights, inventions, patents and trade secrets. You should never allow a third party to use our trademarks or other intellectual property without proper authorization and a license agreement that has been approved by the Law Department. Furthermore, our trademarks should never be used in a degrading, defamatory or otherwise offensive manner.

Our intellectual property also includes employees’ work product. As a company employee, any work you create, in whole or in part, in connection with your duties, and/or using company time, resources or information, belongs to PepsiCo. For example, inventions, ideas, discoveries, improvements, artwork, processes, designs, software or any other materials you may help to create or author in connection with your work for our company belongs to PepsiCo. You should promptly disclose any invention related to our business, so that it may receive the same protection as other intellectual property of our company.

Email, Internet and Information Systems

You must use company email and internet accounts responsibly and protect the security of our information systems.

Our information technology systems are a key component of our business operation and are provided for authorized business purposes. Your use of these systems must comply with our Information Security Policy and Acceptable Use Standards. You may engage in reasonable incidental personal use of phone, email and the internet as long as such usage does not:

•	Consume a large amount of time or resources

•	Interfere with your work performance or that of others

•	Involve illegal, sexually explicit, discriminatory or otherwise inappropriate material

•	Relate to outside business interests

•	Violate our Code or any company policy

While it is generally not our practice to monitor employees’ use of our information systems, PepsiCo reserves the right to monitor, record, disclose, audit, and delete without prior notice the nature and content of an employee’s activity using our company's email, phone, voicemail, internet and other systems, to the extent permitted by local law.

Putting Information Security into Practice
To safeguard our information systems, you should never:

•	Share your PepsiCo system passwords with anyone

•	Leave laptops or other mobile devices unattended while traveling or in an exposed location where they can be stolen

•	Download unauthorized or unlicensed software on PepsiCo computers
If you suspect a data breach or become aware of any situation in which data has been compromised, including the loss or theft of a laptop or handheld device, immediately report the situation to your local technical support team or Help Desk.

See our Information Security Policy, Internet Acceptable Use Standard and Electronic Mail Acceptable Use Standard.

Administering Our Code

The Global Compliance and Ethics Department

You may contact Global Compliance with questions at any time.

•	For general inquiries, contact PepsiCoComplianceandEthics@pepsico.com

•	For questions on our training programs, contact PepsiCoComplianceTraining@pepsico.com

•	For questions and disclosures concerning Conflicts of Interest, contact PepsiCo Compliance Disclosures@pepsico.com

•	You can send a postal mail letter to Global Compliance Department, PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577

•	You can contact us by fax: (914) 249-8086

Investigating Misconduct

PepsiCo takes seriously all reports of misconduct.

All reports of suspected violations of our Code or the law will be taken seriously and promptly reviewed. As appropriate, Global Compliance will assign investigator(s) to review all reported instances of alleged Code violations. The investigator(s) will:

•	Act objectively in determining facts through interviews or a review of documents

•	Contact employees who may have knowledge about the alleged incident(s)

•	Recommend corrective actions and/or disciplinary measures where appropriate

In accordance with applicable law, PepsiCo strives to:

•	Protect the confidentiality of the individuals involved, to the extent practical

•	Inform an employee of the accusations reported against him/her at a time when such a disclosure will not jeopardize the investigation

•	Where permissible, allow employees to review and correct information reported

If asked, you must cooperate fully with any inquiry or investigation.

Disciplinary Actions

If you violate our Code, the Company will take appropriate disciplinary action.

You are expected to follow the Code, and comply with our policies and the law while conducting business on behalf of PepsiCo as a condition of employment. Violating the Code, our policies or the law may result in:

•	Disciplinary action, up to and including termination of employment, depending on the nature and severity of the Code violation

•	In the case of a violation of law, civil and/or criminal penalties may be imposed by a governmental agency or a court

Our Code is Not a Contract

Our Code is not a contract. It does not convey any specific employment rights or guarantee employment for any specific period of time.

Issuance of and Amendments to Our Code

Our company’s Board of Directors is responsible for approving and issuing the Code. The effective date of this Code is October 1, 2012. Our Code is reviewed periodically by Global Compliance and the Law Department to determine whether revisions may be required due to changes in the law or regulations, or changes in our business or the business environment. The Board of Directors must approve any changes to our Code.

Acknowledgement

Each year, PepsiCo distributes its Code of Conduct to its employees and conducts annual online Code of Conduct training for salaried employees with internet and email access. Employees who train online and our Board of Directors are required to acknowledge that they have read and understand our Code. They must also certify their compliance with our Code, and disclose any potential conflict of interest or any other possible exception to compliance with the Code. Failure to complete the certification process can be a Code violation and can subject you to disciplinary action and/or impact your performance reviews at the company’s discretion, where permitted by law. In no circumstance does your failure to read our Code, sign an acknowledgement or certify online exempt you from your obligation to comply with our Code.

Disclosure of Waivers

Any waiver of our Code requires the prior written approval of the Chief Compliance and Ethics Officer or, in certain circumstances, the Board of Directors or a committee thereof. If required by applicable law, waivers will be promptly disclosed as required by applicable law.

Speak Up

Confidential. Toll-free. 24 hours a day.

Every PepsiCo employee is responsible for acting ethically and following our Code of Conduct. If you see or hear something you believe is illegal or a violation of our Code of Conduct . . . Speak Up!

Report your concerns to your supervisor, Human Resources manager or the Speak Up line. With Speak Up, you may remain anonymous if you choose to do so.

Use the Speak Up line to report:

•	Inaccuracy of financial records

•	Accounting and auditing irregularities

•	Bribery, corruption or illegal payments

•	Criminal conduct and violations of law

•	Discrimination and harassment

•	Product quality issues

•	Safety and environmental hazards

•	Conflicts of interest

•	Theft or fraud

•	Workplace violence

PepsiCo policy protects employees who raise concerns in good faith against retaliation. Contact Speak Up by phone or by web. For phone numbers, see the Speak Up Call List on the next page, or contact the Speak Up WebLine at www.tnwgrc.com/PepsiCoSpeakUp.

Due to local privacy laws in certain countries and the European Union region, the Speak Up line may permit only specific types of calls, such as accounting, financial, auditing and bribery matters. In those countries, contact your Human Resources manager to report other issues.

Call List
To call the Speak Up line, please follow the dialing instructions for the country you are calling from. Countries with an asterisk (*) are serviced by AT&T Direct service. To call Speak Up, dial the AT&T Access Code listed for your country. After a brief AT&T greeting in English followed by a “bong” tone, please dial the Speak Up toll-free number 1-800-472-6145. Please be patient. An operator in your native language will answer the Speak Up call.

For countries not listed, use the international operator to place a collect call to the U.S. at 770-810-2637.

You can also submit a report by using the Speak Up WebLine at www.tnwgrc.com/PepsiCoSpeakUp.

Argentina	0-800-444-3110	Greece	00-800-11-008-3110	Russia*
Australia	1-800-30-8737	Guatemala		Moscow and St. Petersburg
Belgium	0800-71899	Use international		Dial AT&T Access
Bosnia		operator to place		Code	363-2400
Dial AT&T		collect call to		After the tone, dial	800-472-6145
Access Code	00-800-0010	U.S. at	770-810-2637	All other areas
After the tone, dial	800-472-6145	Hong Kong*		For dial tone, dial	8
or		Telecom		Then, dial Access
Use international		Dial AT&T Access		Code	10-800-110-1011
operator to place		Code	800-96-1111	After the tone, dial	800-472-6145
collect call to U.S. at	770-810-2637	After tone, dial	800-472-6145	Saudi Arabia*
Ask for “Bosnian”		New World		Dial AT&T Access
or press	3	Dial AT&T Access	800-93-2266	Code	1-800-10
Brazil	0-800-891-4156	Code		After the tone, dial	800-472-6145
Bulgaria		After tone, dial	800-472-6145	Serbia
Dial AT&T Access		Hungary	06-800-18042	Use international
Code	00-800-0010	India		operator to place
After the tone, dial	800-472-6145	Mobile	000-800-100-1038	collect call to U.S. at	770-810-2637
Canada		Landlines	1-800-800-1038	Ask for “Serbian”
Call toll free at	1-866-729-4888	Indonesia	001-803-1-008-3110	or press	3
Chile	800-442400	Ireland	1800-553836	Singapore	800-110-1514
China		Israel	180-941-3110	Slovakia*
North China	10-800-711-0632	Italy	800-788033	Dial AT&T Access
South China	10-800-110-0575	Japan	00531-11-4490	Code	0-800-000-101
Colombia	01-800-912-0113	Jordan*		After the tone, dial	800-472-6145
Croatia*		Dial AT&T Access		South Africa	0800-980-063
Dial AT&T Access		Code	18-800-000	Spain	900-97-1022
Code	0800-220-111	After the tone, dial	800-472-6145	Switzerland	0800-55-7441
After the tone, dial	800-472-6145	Kazakhstan		Taiwan*
Cyprus	8009-0662	and Kyrgystan		Dial AT&T Access
Czech Republic	800-143-711	Use international		Code	00-801-10-288-0
Dominican Republic	1-800-472-6145	operator to place		After the tone, dial	800-472-6145
Ecuador*		collect call to		Thailand	011-800-11-008-3110
Andinatel		U.S. at	770-810-1120	Turkey*
Dial AT&T Access		Malaysia	1-800-80-3427	Dial AT&T Access
Code	1-999-119	Mexico	001-800-472-6145	Code	0811-288-0001
After tone, dial	800-472-6145	Netherlands	0800-022-9671	After the tone, dial	800-472-6145
Pacifictel		New Zealand	0800-449-061	Ukraine*
Dial AT&T Access		Norway	800-15561	Dial AT&T Access
Code	1-800-999-119	Pakistan*		Code	8
After tone, dial	800-472-6145	Dial AT&T Access		Wait for tone, then dial	10011
Egypt*		Code	00-800-01-001	After the second tone,
Cairo		After the tone, dial	800-472-6145	dial	800-472-6145
Dial AT&T Access		Peru	0800-52-501	United Arab Emirates*
Code	510-0200	Philippines	1-800-1-111-0910	Dial AT&T Access
After the tone, dial	800-472-6145	Poland	0-0-800-111-1603	Code	0-800-121
Outside of Cairo		Portugal	800-811072	After the tone, dial	800-472-6145
Dial AT&T Access		Puerto Rico		United Kingdom	0808-234-6702
Code	02-510-0200	Call toll free at	1-866-729-4888	United States
After the tone, dial	800-472-6145	Romania*		Call toll free at	1-866-729-4888
Georgia		Dial AT&T Access		Uruguay	000-411-008-3110
Use international		Code	0808-03-4288	Venezuela
operator to place		After the tone, dial	800-472-6145	Use international operator
collect call to U.S. at	770-810-1120			to place collect call to U.S.
Germany	0800-181-7774			at	770-810-2637
Vietnam*
Dial AT&T Access
				Code	1-201-0288
				After the tone, dial	800-472-6145

PepsiCo, Inc.
700 Anderson Hill Road
Purchase, NY 10577

www.pepsico.com

©2012 PepsiCo, Inc.

PepsiCo's Global Code of Conduct contains many of the valuable trademarks owned and/or used by PepsiCo and its subsidiaries and affiliates to distinguish its products and services of outstanding quality. All trademarks featured herein are the property of their respective owners.

The photos and/or images included in the Code of Conduct may or may not represent current logos, marks, uniforms or staff and should not be reproduced in any other media or publication.